UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 15, 2009

Golden Eagle International, Inc.
(Name of small business issuer as specified in its charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

        On July 15, 2009 we recorded a Notice of Mechanics/Materialmen’s Lien and a Notice of Mill Lien (the “Liens”) against the Jerritt Canyon mill located 50 miles north of Elko, Nevada, in the total amount of $1,307,813 in the official records of the Elko County Recorder, State of Nevada. Notice of the liens was served on Queenstake Resources, USA and Yukon-Nevada Gold Corp. pursuant to Nevada State law by certified or registered mail on July 15 and 16, 2009.

        On July 17, 2009 we filed an Amended Answer, Counterclaim and Third-Party Complaints seeking to foreclose on the Liens described above, as well as maintaining the causes of action originally set out in the pleading filed on July 9, 2009 (See, the attached Amended Answer, Counterclaim and Third-Party Complaints referred to below in Section 9, Item 9.01) in the matter of Queenstake Resources USA, Inc.(Plaintiff) v. Golden Eagle International, Inc (Defendant).; Golden Eagle International, Inc. (Counterclaimant) v. Queenstake Resources USA, Inc. (Counter Defendant); Golden Eagle International, Inc. (Third Party Plaintiff) v. Francois Marland, John Does 1-10, Queenstake Resources, Ltd. and Yukon-Nevada Gold Corp. (Third-Party Defendants), CV-C-09-544, in the Fourth Judicial District Court for Nevada, In and For the County of Elko. Queenstake Resources USA, Inc. will be referred to herein as “Queenstake USA.” Queenstake Resources Ltd. will be referred to herein as “Queenstake Canada.” Yukon-Nevada Gold Corp. will be referred to herein as “Yukon-Nevada.” Francois Marland will be referred to herein as “Marland.”

        Our Amended Answer specifically continues to deny those allegations made in the Complaint filed (but never served on us) by Queenstake USA on June 10, 2009 (See, our Current Report filed on Form 8-K on June 12, 2009, Item 8.01).  In the Complaint, Queenstake alleges that we breached an agreement between the parties with respect to the operation of the Jerritt Canyon mill; breached an implied covenant of good faith and fair dealing; and committed negligence in the operation of the mill. Further, in the Complaint Queenstake has sought a declaratory judgment that the Company is obligated to leave the mill site and cease operating the mill.

We believed then, and continue to believe, that Queenstake USA’s allegations are without merit.

Our Amended Counterclaim against Queenstake USA continues to allege that by a pattern of fraud, misrepresentation, material omissions and deceptive business practices Queenstake USA induced Golden Eagle to enter into a mill operating agreement on October 14, 2008, which called for Golden Eagle to operate the Jerritt Canyon gold mill located 50 miles north of Elko, Nevada, for a 5-year period and provide extensive services to prepare the mill for operations and bring it into environmental compliance. The Amended Counterclaim further continues to allege that Queenstake USA continued between October 2008 and June 2009, through fraudulent and deceptive means, to induce Golden Eagle to continue to provide its administrative services and contract with up to 82 employees, providers, suppliers and third-party contractors, which resulted in a liability for costs incurred by Golden Eagle, and administrative fees owed to Golden Eagle, in excess of $2.23 million. Other allegations in the amended pleading include the fact that Yukon-Nevada and Marland concluded that Golden Eagle’s contract was “too lucrative” and then tortiously interfered with the mill operating agreement between Golden Eagle and Queenstake USA by compelling Queenstake USA to breach its agreement and covenant of good faith and fair dealing with Golden Eagle on June 10, 2009. This breach, based on the Amended Counterclaim and Third Party Complaints, caused Golden Eagle to lose the “benefit of the bargain,” or lost profit from the agreement, in excess of $40 million based on Queenstake USA’s own calculations and representations to Golden Eagle and the Nevada Division of Environmental Protection (NDEP).

        We also allege in our Amended Counterclaim that the mill operating agreement between the parties had all of the characteristics of a lease, putting Golden Eagle in possession of the mill property and its full use; ensuring Golden Eagle’s quiet enjoyment of the premises; requiring Golden Eagle to maintain and repair the property; granting Golden Eagle access to the “common areas” on the mill complex, etc. As a result of these lease characteristics, we have sought statutory relief under the Nevada Forcible Entry and Detainer statutes and seek an order of the court based on those statutes putting Golden Eagle back in immediate possession of the mill property.

        We further continue to allege in our Amended Counterclaim and Third-Party Complaints that Queenstake USA, Yukon-Nevada and Marland have caused us irreparable harm. As a result, we ask the court for a Declaratory Judgment and a Writ of Mandamus which order that Golden Eagle be allowed full possession of the mill property so that it may complete its contract term of 5 years.

        We continue to claim in our Amended Counterclaim and Third-Party Complaints that Queenstake USA, Yukon-Nevada and Marland have committed acts of oppression, fraud or malice, express or implied, and that Golden Eagle is entitled under Nevada law to recover punitive damages, which are calculated as three times the amount of compensatory damages.

        Finally, we continue to allege in our Amended Counterclaim and Third-Party Complaints that Queenstake Canada unconditionally guaranteed the agreement between Golden Eagle and Queenstake USA, and furthermore, unconditionally guaranteed the covenant of good faith and fair dealing between the parties. As a result, Queenstake Canada was also named as a Third-Party Defendant sharing joint liability with its wholly owned subsidiary, Queenstake USA.

        On July 17, 2009 we also distributed a press release regarding the above disclosure, which is attached to this Current Report in Section 9, Item 9.01(d) below.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Golden Eagle's Amended Answer, Counterclaim and Third-Party Complaints.
99.2	Press Release dated July 17, 2009.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of July, 2009.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer